Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of October 9, 2015 by and between Jagged Peak, Inc. a Nevada corporation (the “Company”), and Paul Demirdjian, an individual (“Executive”), with address at 3000 Bayport Drive, Suite 250, Tampa, Florida 33607.

RECITALS

A.     This Agreement is entered into in connection with that certain Agreement and Plan of Merger, dated as of October 9, 2015 (the “Merger Agreement”), by and between SP Jagged Peak LLC, a Delaware limited liability company and the Company. All terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement;

B.     The Company provides ecommerce software and related services, including without limitation supply chain, E-fulfillment, and distributive order management (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Agreement, as included in written business plans in the possession of and identified in writing by the Company to Executive at the date of such termination, are hereinafter referred to as the “Business Activities”);

C.     Executive is currently employed by the Company in the position of President and Chief Executive Officer, and will maintain such position after the closing of the Merger in accordance with the Merger Agreement, and his ongoing services are expected to be highly important to the continued successful conduct of the business; and

D.     The Company desires to employ Executive and Executive desires to be employed by the Company upon the terms and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1.     Employment. Effective upon the consummation of the Merger, as contemplated by the Merger Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, all upon the terms and subject to the terms and conditions set forth in this Agreement.

Section 2.     Capacity and Duties. Executive is and shall be employed in the capacity of President and Chief Executive Officer of the Company and shall have those duties, responsibilities and authorities that are customarily performed by officers of Nevada corporations who hold the title of President and Chief Executive Officer, and such other duties, responsibilities and authorities as are assigned to him by the board of directors of the Company (the “Board”). Except as otherwise herein provided or otherwise directed by the Board, Executive shall devote such of his business time, best efforts and attention as necessary to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Agreement. Executive shall use all proper means in his power to improve, develop, extend, maintain, advise and promote the Company’s business and to protect and further the reputation, interests and success of the Company. Executive’s duties and responsibilities shall include (but are not in any way restricted to):

(a)	the general supervision and ongoing management and oversight of all aspects of the business operations of the Company and its subsidiaries;

(b)	performing to the best of Executive’s ability and knowledge the duties assigned to Executive by the Board;

(c)	acting in the Company’s best interests;

(d)

providing the Board with prompt and full information and reports as to the affairs of the Company as the Board may request from time to time so as to keep the Board fully informed of all material developments in or relevant to the Company and its affairs; and

(e)

complying with all laws, regulations, professional standards and codes of conduct as well as the Company’s Articles and By-laws, the terms of the Merger Agreement and any resolutions passed by the Board, applicable to the Executive’s position and the duties assigned to the Executive.

Section 2.01.     Prohibited Activities. Without limiting Executive’s duties to the Company, Executive must not, in the course of his employment (a) accept any personal benefit, gift, gratuity or favor which is offered to, or given to, Executive (or any of Executive’s associates or family members) other than in accordance with the terms and conditions set out in the Company’s Business Conduct and Ethics Policy (if any); (b) act in conflict with the best interests of the Company or any of its subsidiaries or the Group corporations; and (c) continue, expand, accept or commence any other employment or paid or unpaid consulting positions, without the prior written consent of the Company (as authorized by the Board).

Section 3.     Term of Employment. The initial term of employment of Executive by the Company pursuant to this Agreement shall be for the period commencing on the Closing Date (as defined in the Merger Agreement), and terminating on December 31, 2017, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement (the “Employment Period”).

Section 4.     Place of Employment. Executive’s principal place of work shall be located at the principal offices of the Company in Tampa, Florida.

Section 5.     Compensation. During the Employment Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

5.01     Base Salary. The Company shall compensate Executive during the Employment Period for his services hereunder with a base annual salary of Three Hundred Thousand] Dollars (US$300,000), subject to annual increases based upon satisfactory performance. The base salary shall be payable monthly in arrears on the last business day of each month (or on such other schedule as the Company pays its other salaried employees), net of applicable withholding, deductions, and federal, state and local taxes of any kind required by law to be withheld with respect to such payment, as salaries are paid generally to other executive officers of the Company. For the avoidance of doubt, this salary shall be deemed to accrue from day to day.

5.02     Bonus. Executive will be eligible for an annual bonus and/or other annual incentive compensation (collectively, the “Annual Bonus”) during his employment, With respect to 2015, Executive will be eligible to receive a bonus in accordance with Jagged Peak’s bonus plan (the “Existing Bonus Plan”) as in effect prior to the closing of the Merger; provided however that any provision in the Existing Bonus Plan that would result in the payment or grant to Executive of additional shares of Company stock will instead be settled or paid in the form of cash, based on the then current fair market value of the shares that would otherwise have been payable (the “2015 Bonus”). With respect to 2016 and subsequent calendar years or portions thereof during Executive’s employment, an Annual Bonus of up to a maximum of 100% of Base Salary for such calendar year (the “Maximum Bonus”) based on the schedule included below:

ANNUAL EBITDA RESULT EXCEEDING BASECASE EBITDA TARGET	Payout: % of Salary
50% or more	100%
<50% but at least 30%	60%
<30% but at least 5%	30%
<5% above annual EBITDA target	0%

The 2015 Bonus shall be paid in accordance with the Existing Bonus Plan, and the Annual Bonus for each subsequent calendar year shall be paid on or before March 31 of the following calendar year or as otherwise provided herein. Bonuses for calendar years 2016 and later shall be paid 100% in cash.

5.03     Benefits. Executive will be will be entitled to all rights and benefits (as now in existence and as they may change in the future) for which he is eligible and which are provided generally by the Company to its executives under the terms and conditions of the standard Company benefits, insurance and compensation plans, including Company’s health and life insurance, 401(k), and unemployment insurance plans, in accordance with the Company’s current benefit plan requirements. Executive will be allowed to take paid vacation in accordance with the Company’s established vacation policy. The Company’s benefit plans will be, on the whole, comparable to (and no worse than) those of Jagged Peak as of the date of this Agreement (subject to potential reduction, affecting all officers and employees, in the event of material adverse changes in business conditions or financial performance by the Company).

5.04     Equity Incentive Plans. Executive will be entitled to participate in any stock option, stock ownership, any other equity-based or phantom equity-based incentive plan established from time to time by the Company in a manner consistent with his position.

5.05     Taxes. The payment of any income tax on the salary, bonus (if any) and/or other payments made by Company to Executive pursuant to this Agreement shall be Executive’s personal responsibility. Executive shall be solely responsible for the declaration of his remuneration to the relevant taxation authorities.

5.05     Indemnification. Subject to the limits of applicable law, the Executive shall be indemnified, as an officer of the Company by the Company to the fullest extent provided for by the Company in its Articles of Incorporation and by-laws or in any agreements between, inter alia, the Executive and the Company. The obligations under this Section 5.05 shall survive the termination of Executive’s employment with the Company.

Section 6.     Adherence to Standards; Review of Performance. Executive shall comply in all material respects with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company. The Board shall periodically review and evaluate the performance of Executive under this Agreement with Executive.

Section 7.     Expenses. The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel (which in the case of air travel on flights of 6 hours or more (or, subject to prior approval in accordance with Group policy, on shorter flights), shall be in business class) and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with Company policy; provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement. Executive shall also receive an expense allowance of up to a maximum of $1,200 per month (to cover mobile phone charges, tolls, gas for business travel by car, and home internet connection charges), payable in accordance with the Company’s payroll policies; Executive acknowledges that such allowance may constitute taxable income. To the extent any such reimbursement constitutes Deferred Compensation, the reimbursement will be subject to the provisions of Treas. Reg. §1.409A-3(i)(1)(iv) promulgated under the Code. For purposes of this Agreement, the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

Section 8.     Termination.

8.01.     Termination by the Company for Cause or by the Executive without Good Reason. This Agreement may be terminated by the Company for Cause (as hereinafter defined) provided that the Company shall give Executive the Notice of Termination (as hereinafter defined) or by Executive for no reason or for reasons other than Good Reason (as hereinafter defined) provided that Executive shall give the Company the Notice of Termination. In each case, the Company shall pay Executive his Base Salary through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given. Notwithstanding the foregoing, if Executive is terminated with Cause pursuant to Section 10.02(ii) and, subsequently, charges are dropped, Executive is found not guilty or otherwise cleared of wrongdoing, before or after trial or following appeal, then in such event, the Company shall promptly thereupon recommence payments to Executive (or to his estate in the event of Executive’s death) in the amount of the compensation described in Section 5 of this Agreement for the lesser of the then remaining term of the Employment Period or six (6) months.

8.02.     Termination other than for Cause or Termination for Good Reason. This Agreement may be terminated by (i)  Executive for Good Reason by giving not less than ninety (90) days’ advance written notice (by way of Notice of Termination); or (ii) the Company without reason or for reasons other than for Cause by giving not less than thirty (30) days’ advance written notice (by way of Notice of Termination). In the event of a termination by the Company without reason or for reasons other than Cause or by Executive for Good Reason, the Company will pay Executive (i) his Base Salary through the date of such termination, (ii) any Annual Bonus earned for a calendar year ended on or before the date of such termination in accordance with the Company’s customary policy with respect to the payment of the Annual Bonus, and (iii) a lump sum severance amount equal to the difference between the Base Salary for the actual notice period and six (6) months’ Base Salary (or the Company may offer to pay a severance amount equal to six (6) months’ Base Salary in lieu of such notice), in each case less all applicable deductions, taxes, and withholdings, provided that Executive execute and deliver up to the Company a general release, in form and substance reasonably acceptable to the Company, releasing the Company and its affiliates from all liabilities and from all claims Executive may have against the Company in connection with Executive’s employment by the Company (except for any accrued obligations under this Agreement) as consideration for such lump sum payment. Such payment will be made within ten (10) days following the later of the date of such termination and the date on which the general release has become effective and irrevocable.

8.03     Delay of Certain Termination Payments. If Executive is a Specified Employee at the Date of Termination, payments of benefits under this Agreement that constitute Deferred Compensation may not be paid before the date that is six months after the Date of Termination to the extent required under Treas. Reg. §1.409A-3(i)(2) or, if earlier, the date of death of Executive. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this Section 8.03 shall be paid on the first day of the seventh month following the Date of Termination. For purposes of this Section 8.03, (i) the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) (which generally applies only when the stock of the Company is publicly traded) and such rules as may be established by the Board or its delegate from time to time, and (ii) the term “Date of Termination” will in all events be the date on which occurs the Executive’s “separation from service” as that term is defined in Treas. Reg. §1.409A-1(h).

Section 9.     Termination Obligations. Upon termination of the Executive’s employment (for any or no reason), the Executive shall (a) resign from all offices held by him in the Group (as defined herein), and from all other appointments or offices which he holds as nominee or representative of the Group (as defined herein), and if he should fail to do so within seven (7) days, the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to the aforesaid resignation obligations; (b) deliver up to the Board all correspondences, drawings, documents and other papers and all other property belonging to the Company and its subsidiaries and related companies (including any confidential information or Proprietary Information (as defined herein) which may have been in Executive’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive) and the Executive shall not without the written consent of the Board retain any copies thereof; and (d) if so requested by the Company, send to a duly appointed officer of the Board a signed statement confirming his compliance with Section 9 (b).

Section 10.     Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 10 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

10.01     “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Executive, impairs (or will in all likelihood impair) Executive’s ability to perform his essential job duties under this Agreement for more than ninety (90) days (whether or not consecutive) in any twelve (12) consecutive months.

10.02     A termination with “Cause” shall mean a termination of this Agreement by reason of (i) Executive’s conviction of a felony or any other crime involving dishonesty, disloyalty or fraud, in all cases whether or not in connection with or referable to Executive’s employment with the Company; (ii) Executive’s arrest or indictment of any lesser crime or offense committed (in all cases whether or not in connection with or referable to Executive’s employment with the Company), except where such offence, in the reasonable opinion of the Board, does not affect his position as Executive of the Company; (iii) Executive doing any act or thing which may bring serious discredit to the Company or any of its subsidiaries; (iv) Executive’s Disability or death; (v) Executive putting himself in a position of a serious conflict of interest and failing to inform the Company, or acting against the interests of the Company; or (vi) a good faith determination by the Board that Executive (a) failed or refused to substantially perform his duties with the Company (other than a failure resulting from Disability), or has engaged in serious or persistent misconduct in connection with Executive’s employment with the Company, after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and provides a ten (10) day cure period, and Executive continues to refuse or fails to substantially perform as directed by the Board through the duration of the cure period; or (b) Executive’s material breach of any of the covenants set forth in Sections 14, 15 or 18 hereof. No act, or failure to act, on Executive’s part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company.

10.03     Good Reason. A termination by Executive for “Good Reason” shall mean the Company’s material breach of this Agreement, including without limitation a reduction of Executive’s Base Salary or other benefits (except as part of a reduction program that comparably affects substantially all company executives) or a material reduction in the Executive’s duties or authority, which breach is not cured by the Company within ten (10) days after notice of such breach is given by Executive.

10.04     Non-Compete Period. “Non-Compete Period” shall mean twenty four (24) months from the date of the termination of Executive’s employment by the Company for Cause or by Executive without Good Reason.

10.05     Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Executive shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 12 of this Agreement.

10.06     Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

Section 11. Arbitration. Any controversy, dispute or claim between Executive and the Company, or its principals, officers, agents, other employees, related or successor entities relating to the employer-employee relationship shall be settled by binding arbitration, at the request of either party. The arbitrability of any controversy, dispute or claim under these arbitration provisions shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2). Arbitration shall be the exclusive method for resolving any dispute; provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided in Section 11, below.

11.01     Claims to be Arbitrated. The claims which are to be arbitrated under these arbitration provisions include, but are not limited to claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical or mental disability, gender identity or expression, medical condition (cancer-related or genetic characteristic), marital status, age (over 40), pregnancy, sex or sexual orientation ) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits.

11.02     Selection of Arbitrator. Executive and the Company shall select an arbitrator by mutual agreement. If Executive and the Company are unable to agree on a neutral arbitrator, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service, the American Arbitration Association, or any other reputable dispute resolution organization. Executive and the Company shall alternately strike names from the list, with Executive striking the first name, until only one name remains. The remaining person shall be the arbitrator.

11.03     Demand Procedure. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable Florida and/or federal law for the particular claim. Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum. Arbitration proceedings shall be held in Hillsborough County, Florida.

11.04     Applicable Law; Discovery. The arbitrator shall apply applicable Florida and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding. The parties shall be entitled to conduct reasonable discovery, including conducting depositions, requesting documents and requesting responses to interrogatories and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary disposition as provided by the Federal Rules of Civil Procedure.

11.05     Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The arbitrator shall prepare in writing and provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

11.06     No Appeal. The decision of the arbitrator shall be binding and conclusive on the parties and cannot be reviewed for error of law or legal reasoning of any kind. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

11.07     Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party during the arbitration, as is permitted under federal or state law, as a part of any remedy that may be ordered.

11.08     Acknowledgment. Both the Company and Executive understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment.

Section 12.     Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Section 13.     Life Insurance. The Company shall at all times during the Employment Period procure as owner and for its own benefit, life insurance on Executive, in such amounts and in such form or forms as the Company may determine. Executive shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.

Section 14.     Proprietary Information and Inventions. As a condition of employment, Executive must execute and return a copy of the Company’s Proprietary Information and Inventions Assignment Agreement (the “PIIAA”), attached hereto as Exhibit A.

Section 15.     Surrender of Documents; No Disparagement. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information (as defined in the PIIAA) or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Company and its subsidiaries and parent entities (collectively, the “Group”). Executive further agrees that Executive will not in any way disparage the Company or any of its affiliates, whether during the Employment Period or at any time thereafter. The Company agrees that that it and its affiliates, whether during the Employment Period or thereafter, will not in any way disparage Executive.

Section 16.     Other Agreements. Executive represents and warrants that Executive’s performance of all the terms of this Agreement, the PIIAA, and as an Executive of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Agreement or which would be violated by Executive entering into, or carrying out his obligations under, this Agreement.

Section 17.     Litigation Assistance. During and after his employment with the Company, Executive agrees that he will cooperate fully with the Company and assist in its defense and in its prosecution of any litigation or administrative proceeding filed against it (or any of its officers and/or directors) or filed by it, including, but not limited to, providing relevant information to the Company or its counsel, assisting in the preparation of discovery responses, and/or testifying at trial or deposition. Executive’s assistance to the Company in regard to litigation, whether during or after employment, will be without additional compensation to Executive (other than reimbursement for reasonable out-of-pocket expenses).

Section 18.     Restrictive Covenant. Executive acknowledges and recognizes Executive’s possession of Proprietary Information (as defined in the PIIAA) and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the promises contained herein Executive will not, during the period of Executive’s employment by the Company and for the Non-Compete Period, anywhere in the United States, directly or indirectly (i) engage in any competitive Business Activities, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any competitive Business Activities; (ii) assist others in engaging in any competitive Business Activities in the manner described in the foregoing clause (i); (iii) solicit, induce or influence any employee of the Company to terminate his or her employment with the Company or engage in any competitive Business Activities on behalf of a person other than the Company; or (iv) solicit, induce or influence any consultant, customer or vendor of the Company to terminate, discontinue, reduce or limit its business with the Company; provided, however, that the ownership of no more than two percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any competitive Business Activities. For purposes of this Section 18, a person shall be deemed to be an “employee,” “consultant,” “customer” or “vendor” of the Company, if such person had an employment, consulting or business relationship, as applicable, with the Company during the Employment Period. Each undertaking contained in this Section 18 shall be read and construed independently of the other undertakings therein contained so that if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, then the remaining undertakings shall be valid to the extent that they are not held to be so invalid. While the undertakings in Section 18 are considered by the Company and Executive to be reasonable for the protection of the goodwill, other proprietary rights, intangible business values and legitimate interests of the Company, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, then any court is expressly empowered to “blue pencil,” rewrite, or reform such covenant, (without respect to that jurisdiction’s “blue pencil” or reformation principles) and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

Section 19.     Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Executive of any of Sections 14, 15, 16 or 18 of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Executive from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 20.     Successive Employment Notice. In the event of the termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, then within five (5) business days after the Termination Date, Executive shall provide notice to the Company of Executive’s next intended employment, or if such employment is not known by Executive at such date, Executive shall notify the Company immediately upon determination of such information. Executive shall continue to provide the Company with notice of Executive’s place and nature of employment and any change in place or nature of employment during the Non-Compete Period. Failure of Executive to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Agreement and shall entitle the Company to all remedies provided for in this Agreement as a result of such breach.

Section 21.     Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 21, by operation of law or otherwise.

Section 22.     Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.

Section 23.     Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 24.     Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

Section 25.     Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

Section 26.     Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

Section 27.     Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 28.     Exhibits. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

Section 29.     Entire Agreement.     This Agreement, and the Exhibits attached hereto, contain the entire agreement of the Company and Executive with respect to the subject matter hereof, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Executive in four counterparts as of the date first above written.

JAGGED PEAK, INC.

By:	/s/ Albert Narvades
Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Paul Demirdjian
Paul Demirdjian

Exhibit A – Proprietary Information and Inventions Assignment Agreement
(the “Agreement”)

This Agreement sets forth in writing certain understandings and procedures applicable to my employment with Jagged Peak, Inc. (the “Company”) and these understandings and procedures apply from the date of my initial employment with Company (my “Employment Date”) even if this Agreement is signed by me and Company after the Employment Date.

1.     Duties.  In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me.  I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that the Company issues to me.  I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2.     “Proprietary Information” Definition.  “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3.     Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable.  I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company.  If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

4.     “Innovations” Definition.  In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5.     Disclosure and License of Prior Innovations.  I have listed on Attachment A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations collectively referred to as  the “Prior Innovations”).  I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Attachment  A (Prior Innovations).  If nothing is listed on Attachment  A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date.  I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company (the “Company Innovations”).  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

6.     Disclosure and Assignment of Company Innovations.  I will promptly disclose and describe to Company all Company Innovations.  I hereby do and will irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations.  To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

7.     Future Innovations.  I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations.  Company will receive that information in confidence.

8.     Cooperation in Perfecting Rights to Company Innovations.  I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement.  If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me.  The foregoing is deemed a power coupled with an interest and is irrevocable.

2

9.     Return of Materials.  At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me.  I will provide Company with a written certification of my compliance with my obligations under this Section.

10.     No Violation of Rights of Third Parties.  During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party.  I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

11.     Survival.  This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

12.     Solicitation.  During my employment with Company and for one year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

13.     Injunctive Relief.  I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

14.     Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing.  Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

15.     Governing Law; Forum.  The laws of the United States of America and the State of Florida govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles.  Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Hillsborough County, Florida, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Hillsborough County, Florida, personal jurisdiction will be nonexclusive.  Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.  For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

3

16.     Severability.  If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

17.     Waiver; Modification.  If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company.  No waiver shall constitute a waiver of any other or subsequent breach by me.  This Agreement may be modified only if both Company and I consent in writing.

18.     Assignment.  The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation of law or otherwise.

19.     Entire Agreement.  This Agreement and any employment agreement that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. In the event of any conflict between this Agreement and such employment agreement, the employment agreement shall control.

4

 EXECUTION VERSION

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
Jagged Peak, Inc.

By:	By:
Company Representative:	Employee Name:
Title:	Title:

Dated:	Dated:

ATTACHMENT A

Prior Innovations

TO:

FROM:

DATE:             ______________, 20__

SUBJECT:     Prior Innovations

1.            Except as listed in Section 2 below, the following is a complete list of all Prior Innovations relevant to the subject matter of my engagement by Jagged Peak, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

No inventions or improvements.

See below:

Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

                          Invention or Improvement               Party(ies)               Relationship

1.                       ____________________              _________            _________________

2.                       ____________________              _________            _________________

3.                       ____________________              _________            _________________

Additional sheets attached.

Signature:_______________________________

Printed Name:____________________________